Exhibit 15.2

September 23, 2009	Deloitte Touche Tohmatsu Rua Alexandre Dumas, 1981 04717-906 - São Paulo - SP Brasil Tel.: +55 (11) 5186-1000 Fax: +55 (11) 5181-2911 www.deloitte.com.br

Gol Linhas Aéreas Inteligentes S.A.

Comandante Linneu Gomes Square, Gate 3

São Paulo - SP

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial statements of Gol Linhas Aéreas Inteligentes S.A. and subsidiaries for the six-month period ended June 30, 2009, and have issued our report dated August 10, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on those financial statements.

We are aware that our report referred to above, which was included in your filing on Form 6-K dated August 12, 2009, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE TOUCHE TOHMATSU

Auditores Independentes